UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 3, 2020

NUTANIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37883	27-0989767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1740 Technology Drive, Suite 150
San Jose, California 95110
(Address of principal executive offices, including zip code)

(408) 216-8360
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.000025 par value per share	NTNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Virginia Gambale to the Board of Directors
On and effective as of June 3, 2020, the Board of Directors (the "Board") of Nutanix, Inc. (the "Company") appointed Ms. Virginia Gambale as a Class II director to fill the vacancy created by Mr. Michael P. Scarpelli’s resignation from the Board, as described further below, and further appointed Ms. Gambale as a member of the Audit Committee of the Board. The Board determined that Ms. Gambale is an independent director under the applicable rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") and within the meaning of the listing standards of the Nasdaq Global Select Market. There is no arrangement or understanding between Ms. Gambale and any other persons pursuant to which Ms. Gambale was selected as a director.
The Company was previously a party to a consulting agreement (the "Consulting Agreement") with Azimuth Partners, LLC ("Azimuth"). Ms. Gambale serves as the Managing Partner of Azimuth. The Consulting Agreement was terminated on June 3, 2020, prior to Ms. Gambale’s appointment to the Board (the "Termination Time"). Prior to the Termination Time and under the terms of the Consulting Agreement, Azimuth received certain cash retainer fees and, on June 9, 2017, Ms. Gambale was personally granted certain restricted stock units (collectively, the “RSUs”) representing the right to receive the same number of shares of the Company's Class A common stock upon vesting.
Since the beginning of the Company's last fiscal year, which began on August 1, 2018, Ms. Gambale’s interest in the transactions under the Consulting Agreement amounted to, in the aggregate, approximately $140,590, consisting of: (1) aggregate cash retainer fees of approximately $110,000 paid or payable to Azimuth, whose interest in the transaction is being wholly attributed to Ms. Gambale as its Managing Director; and (2) $30,590, representing the aggregate grant date fair market value of 1,750 RSUs that vested from August 1, 2018 until the Termination Time. All remaining unvested RSUs previously granted to Ms. Gambale under the Consulting Agreement were terminated and cancelled as of the Termination Time.
Other than the Consulting Agreement and the indemnification agreement described in the following paragraph, Ms. Gambale does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Ms. Gambale will receive the standard compensation and equity awards provided to the Company's non-employee directors and committee members for their service pursuant to the Company's Amended and Restated Outside Director Compensation Policy, which was filed as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2018 filed with the SEC on December 10, 2018. In addition, Ms. Gambale has entered into the Company's standard form of director indemnification agreement, which was filed as Exhibit 10.1 to the Company's Registration Statement on Form S-1 filed with the SEC on December 22, 2015.
A copy of the Company's press release announcing Ms. Gambale's appointment is attached hereto as Exhibit 99.1.
The information in Exhibit 99.1 attached to this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.
Resignation of Michael P. Scarpelli from the Board of Directors
On June 3, 2020, Mr. Michael P. Scarpelli informed the Board of his decision to resign from the Board, effective as of June 3, 2020. Mr. Scarpelli informed the Board that his decision to resign from the Board was solely for personal reasons and not due to any disagreements with the Company on any matter, including relating to the Company’s operations, policies or practices.
The Board and the Company would like to thank Mr. Scarpelli for his many years of excellent service on the Board and his many contributions to the Company.
Upon Mr. Scarpelli's resignation from the Board, Ms. Virginia Gambale succeeded Mr. Scarpelli as a Class II director, as described above, and Mr. Steven J. Gomo succeeded Mr. Scarpelli as the Chairperson of the Audit Committee of the Board.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press release issued by Nutanix, Inc. on June 4, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTANIX, INC.

Date: June 4, 2020	By:	/s/ Duston M. Williams
Duston M. Williams
Chief Financial Officer
(Principal Financial Officer)